Exhibit (a)(1)(F)

NOTICE TO PARTICIPANTS IN THE

COMPUTER TASK GROUP, INCORPORATED

FIRST EMPLOYEE STOCK PURCHASE PLAN

In Connection With

Offer to Purchase for Cash

Up to 1,530,990 Shares of its Common Stock

At a Purchase Price Not Less Than $8.05 and Not More Than $9.00 Per Share

Pursuant to the Offer to Purchase Dated March 16, 2018

by Computer Task Group, Incorporated

IMMEDIATE ATTENTION REQUIRED

March 16, 2018

Re: Tender Offer for Shares of COMPUTER TASK GROUP, INCORPORATED

Dear Plan Participant:

Our records reflect that, as a participant in the Computer Task Group, Incorporated First Employee Stock Purchase Plan (the “Plan”), you beneficially own shares of common stock of Computer Task Group, Incorporated, a New York corporation (“CTG” or the “Company”). CTG has initiated an offer to purchase (the “Offer”) up to 1,530,990 shares of its common stock, par value $.01 per share (the “Shares”), at a purchase price not less than $8.05 and not more than $9.00 per share in cash, less any applicable withholding taxes and without interest.

Enclosed are tender offer materials and a Tender Offer Instruction Form that require your immediate attention. As described below, you have the right to instruct the Plan’s Administrator (the “Plan Admin”), as custodian of the Shares held pursuant to the Plan, whether or not to tender Shares beneficially owned by you and held in the Plan. There will be no fee to you for instructing the Plan Admin to tender your Shares held in the Plan.

To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the following materials about the Offer that are enclosed with this letter:

1.	Offer to Purchase dated March 16, 2018;

2.	Tender Offer Instruction Form; and

3.	a reply envelope.

You will need to complete the enclosed Tender Offer Instruction Form and return it to Computershare Trust Company, the tabulator for the tender offer (“Tabulator”) in the return envelope provided or via fax so that it is RECEIVED by 5:00 p.m., New York City time, on April 11, 2018, unless the Offer is extended. If the Offer is extended, the deadline for receipt of your instructions will be at 5:00 p.m. on the third business day prior to the new expiration date of the Offer, as extended. FACSIMILE TRANSMITTALS OF THE TENDER OFFER INSTRUCTION FORM WILL BE ACCEPTED.

The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for directing the Plan Admin regarding the Offer. You should also review the more detailed explanation of the Offer provided in the Offer to Purchase.

BACKGROUND

The CTG Board of Directors (the “Board of Directors”) determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in the Offer to Purchase is a prudent and effective way to do so and to provide value and increased liquidity to its shareholders. In particular, the Board of Directors believes the modified “Dutch auction” tender offer set forth in the Offer to Purchase is a mechanism that will provide all shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. Conversely, the tender offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, the Board of Directors believes the tender offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

While the Board of Directors has authorized the tender offer, it has not, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of their affiliates made any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price at which you may tender your Shares. The Company cannot predict how its stock will trade after expiration of the tender offer, and it is possible that its stock price will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price at which you choose to tender your Shares. In doing so, you should read carefully all of the information in, or incorporated by reference in, the Offer to Purchase and in the other tender offer materials. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

The Offer applies to all outstanding Shares, including the Shares held by the Plan and any shares that you may acquire through the Plan prior to the expiration date of the Offer. Only the Plan Admin, as custodian of Shares held by the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct the Plan Admin whether to tender some or all of the Shares attributable to your individual account in the Plan. The Plan Admin will tender Shares attributable to participant accounts solely in accordance with participant instructions, and the Plan Admin will not tender Shares attributable to participant accounts for which it does not receive timely or complete instructions. The Plan Admin makes no recommendation regarding the Offer. EACH PARTICIPANT MUST DECIDE WHETHER OR NOT TO TENDER SHARES.

Please note carefully the following:

1. The tender offer, the proration period and withdrawal rights expire at 12:00 midnight, New York City time, at the end of the day on April 16, 2018 unless the tender offer is extended or withdrawn by the Company, but as noted previously, if you wish to participate, your Tender Offer Instruction Form must be received by the Tabulator no later than 5:00 p.m., New York City time, on April 11, 2018, unless the Offer is extended.

2. The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions set forth in the Offer to Purchase. See Section 7 of the Offer to Purchase.

3. The tender offer is for up to 1,530,990 shares, representing approximately 10% of the Company’s outstanding shares as of the date hereof.

4. Tendering participants as well as shareholders who are registered shareholders or who tender their shares directly to Computershare Investor Services, the Depositary, will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees, or, except as set forth in the Offer to Purchase, stock transfer taxes on the Company’s purchase of shares pursuant to the tender offer.

5. If you hold beneficially or of record an aggregate of fewer than 100 shares, and you instruct us to tender on your behalf all such shares before 5:00 p.m., New York City time, on April 11, 2018 at or below the Purchase Price and check the box captioned “Odd Lots” on the attached Instruction Form, the Company will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the tender offer.

6. If you wish to condition your tender upon the purchase of all shares tendered or upon the Company’s purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.

CONFIDENTIALITY

To assure the confidentiality of your decision, the Tabulator will collect participant instructions and forward the information to the Plan Admin. Neither the Tabulator nor the Plan Admin and its affiliates and agents will make the results of your individual instruction available to the Company.

PROCEDURE FOR DIRECTING THE PLAN ADMIN

Enclosed is a Tender Offer Instruction Form which may be completed and returned to the Tabulator. For purposes of determining the number of Shares attributable to participant accounts to be tendered in the Offer, the Plan Admin will apply your instructions to the number of Shares attributable to your account as of the expiration date of the Offer, as such expiration date may be extended.

If you do not properly complete and return the Tender Offer Instruction Form by the deadline specified, subject to any extensions of the Offer, Shares attributable to your account will be considered uninstructed and will not be tendered in the Offer.

To properly complete your Tender Offer Instruction Form, you must do the following:

(1) Complete the Tender Offer Instruction Form pursuant to the instructions on the face of the form.

(2) Date and sign the Tender Offer Instruction Form in the space provided.

(3) Return the Tender Offer Instruction Form in the enclosed return envelope or via fax so that it is RECEIVED by the Tabulator at the address on the return envelope: P.O. Box 43011, Providence, RI 02940-3011 not later than 5:00 p.m., New York City time, on April 11, 2018, unless the Offer is extended. If the Offer is extended, the deadline for receipt of your Tender Offer Instruction Form will be the third business day prior to the expiration of the Offer, as extended. If you wish to return the form by overnight mail, please send it to Computershare Trust Company, N.A., Attn: Corporate Actions Voluntary Offer, Suite V, 250 Royall Street, Canton MA 02021.

You may also fax your Instruction Form to the Tabulator at (617) 360-6810. Your instructions will be deemed irrevocable unless withdrawn by 5:00 p.m., New York City time, on April 11, 2018. Thereafter, the tendered Shares may not be withdrawn until after 12:00 midnight, New York City time, on May 11, 2018 the 40th business day after the commencement of the Offer, unless theretofore accepted for payment as provided in the Offer to Purchase. As described in the Offer to Purchase, CTG has the right to extend the Offer for certain periods. If the Offer is extended, the deadline for receipt of your notice of withdrawal will be 5:00 pm New York City time on the third business day prior to the expiration of the Offer, as extended. Any extensions of the expiration date for the Offer will be publicly announced by CTG. In the event of an announced extension, you may call the Information Agent at (800) 676-0194 to obtain information on any new Plan participant instructions deadline.

In order to make an effective withdrawal of your instructions, you must submit a new Tender Offer Instruction Form, which may be obtained by calling the Information Agent at (800) 676-0194, or submit new instructions via fax to (617) 360-6810. Upon receipt of a new, completed, signed and dated Tender Offer Instruction Form, your previous instructions will be deemed cancelled. Please note that the last properly completed Tender Offer Instruction Form timely received from a participant will be followed.

After the deadline for providing instructions to the Tabulator, the Tabulator will complete the tabulation of all instructions and forward the information to the Plan Admin, and the Plan Admin, as custodian of the shares, will tender the appropriate number of Shares on behalf of the Plan. Subject to the satisfaction of the conditions described in the Offer to Purchase, the Company will buy up to 1,530,990 Shares that are properly tendered through the Offer. In addition, if more than 1,530,990 Shares are tendered in the Offer at or below the purchase price, CTG reserves the right to accept for purchase at the purchase price pursuant to the Offer up to an additional 2% of its outstanding Shares without extending the Offer. Any Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan. If your Shares are accepted for purchase in the Offer, Computershare Trust Company will issue and mail a check for the proceeds to you.

IF THE OFFER IS COMPLETED

The Company will determine the single per-Share purchase price within the specified range that will allow it to purchase 1,530,990 Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. All Shares acquired in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price, and the Company will only purchase Shares tendered at prices equal to or below the purchase price. As described in the Offer to Purchase, if the terms and conditions of the Offer have been satisfied or waived and 1,530,990 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, the Company will buy all shares properly tendered shares that are not withdrawn.

If the conditions to the Offer have been satisfied or waived and more than 1,530,990 Shares have been properly tendered and not properly withdrawn prior to the expiration date, the Company will buy Shares in the following order of priority:

•	first, from all holders of “odd lots” (holders of fewer than 100 Shares) who properly tender all their Shares at or below the purchase price and do not properly withdraw them before the expiration date;

•	second, on a pro rata basis from all other shareholders who properly tender Shares at or below the purchase price, other than shareholders who tender conditionally and whose conditions are not satisfied; and

•	third, if necessary to permit the Company to purchase 1,530,990 Shares (or such greater amount as the Company may elect to purchase, subject to applicable law), from shareholders who have tendered Shares at or below the purchase price subject to the condition that a specified minimum number of the shareholder’s Shares be purchased if any of the shareholder’s Shares are purchased in the Offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that the Company will not purchase all of the Shares tendered pursuant to the tender offer.

If your Shares are accepted for purchase in the Offer, Computershare Trust Company will issue and mail a check for the proceeds to you.

IF THE OFFER IS NOT COMPLETED

If the Offer is not completed, shareholders will not receive any payment for their Shares in connection with the Offer. Any Shares that you directed the Plan Admin to tender would continue to be held in your Plan account.

SHARES OUTSIDE THE PLAN

If you hold Shares directly, you will receive, under separate cover, tender offer materials which can be used to tender such Shares. Those tender offer materials may not be used to direct the Plan Admin to tender or not tender the Shares attributable to your individual account under the Plan. The instructions to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter on the Tender Offer Instruction Form. Similarly, the enclosed Tender Offer Instruction Form may not be used to tender non-Plan Shares.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Plan, please contact the Plan Admin at (800) 922-9945. If you require additional information concerning the terms and conditions of the Offer, please call Georgeson LLC, the information agent for the Offer, at (800) 676-0194.

WHILE CTG’S BOARD OF DIRECTORS HAS AUTHORIZED THE TENDER OFFER, IT HAS NOT, NOR HAVE CTG, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES MADE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THE OFFER TO PURCHASE AND THE OTHER TENDER OFFER MATERIALS, INCLUDING THE REASONS FOR MAKING THE TENDER OFFER. THE COMPANY’S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

TENDER OFFER INSTRUCTION FORM

COMPUTER TASK GROUP, INCORPORATED

ESPP PARTICIPANTS

BEFORE COMPLETING THIS FORM, PLEASE CAREFULLY READ THE ACCOMPANYING INFORMATION.

In response to the offer by Computer Task Group, Incorporated (the “Company”) announced on March 16, 2018, an offer to purchase up to 1,530,990 shares of its common stock, par value $.01 per share at a Purchase Price of not less than $8.05 and not more than $9.00 per share in cash, without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase dated March 16, 2018, I hereby instruct Computershare Trust Company (the “Plan Admin”), as custodian of the shares held in the Company’s First Employee Stock Purchase Plan (the “Plan”), to tender or not to tender the Shares allocated to my account under the Plan in response to the tender offer as follows:

NUMBER OF SHARES TO BE TENDERED FOR THE ACCOUNT OF THE UNDERSIGNED:                      SHARES*

*     Unless otherwise indicated, it will be assumed that all shares held by the Plan Admin for your account are to be tendered.

CHECK ONLY ONE BOX BELOW. IF MORE THAN ONE BOX IS CHECKED, OR IF NO BOX IS CHECKED, THE SHARES WILL BE DEEMED TO HAVE BEEN TENDERED AT THE PRICE DETERMINED PURSUANT TO THE TENDER OFFER. (See Section 1 of the Offer to Purchase.)

(1) SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER (See Section 1 of the Offer to Purchase)

By checking ONE of the following boxes below INSTEAD OF THE BOX UNDER “SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE TENDER OFFER,” the undersigned tenders shares at the price checked. This action could result in none of the shares that are the subject of this Instruction Form being purchased if the Purchase Price determined by the Company in accordance with the terms of the tender offer is less than the price checked below. A SHAREHOLDER WHO DESIRES TO TENDER DIFFERENT SHARES AT DIFFERENT PRICES MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH TENDER. The same shares cannot be tendered at more than one price, unless previously properly withdrawn as provided in Section 4 of the Offer to Purchase.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐ $8.05	☐ $8.25	☐ $8.45	☐ $8.65	☐ $8.85
☐ $8.10	☐ $8.30	☐ $8.50	☐ $8.70	☐ $8.90
☐ $8.15	☐ $8.35	☐ $8.55	☐ $8.75	☐ $8.95
☐ $8.20	☐ $8.40	☐ $8.60	☐ $8.80	☐ $9.00

– OR –

(2) SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE TENDER OFFER (See Section 1 of the Offer to Purchase)

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER,” the undersigned tenders shares at the Purchase Price, as shall be determined by the Company in accordance with the terms of the tender offer. For purposes of determining the Purchase Price, those shares that are tendered by the undersigned agreeing to accept the Purchase Price determined in the tender offer will be deemed to be tendered at the minimum price of $8.05 per share.

☐	The undersigned wants to maximize the chance of having the Company purchase shares the undersigned is tendering (subject to the proration and priority provisions of the tender offer). Accordingly, by checking this box instead of one of the price boxes above, the undersigned hereby tenders shares at, and is willing to accept, the Purchase Price determined by the Company in accordance with the terms of the tender offer. THE UNDERSIGNED UNDERSTANDS THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR SHARES IN THE TENDER OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $8.05 PER SHARE.

Regardless of the manner in which they are submitted, Tender Offer Instructions that are not timely received, and those that are unsigned will be treated as an instruction not to tender Shares.

ODD LOTS

(See Section 1 of the Offer to Purchase)

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

☐	By checking this box, the undersigned represents that it is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered.

CONDITIONAL TENDER

(See Section 6 of the Offer to Purchase)

A tendering shareholder may condition his, her or its tender of shares upon the Company purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by the Company pursuant to the terms of the tender offer, none of the shares tendered will be purchased. It is the tendering shareholder’s responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and each shareholder is urged to consult his, her or its own tax advisor. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased, if any are purchased, is: shares

If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his, her or its shares and checked the box below:

☐	The tendered shares represent all shares held by the undersigned.

WITHDRAWAL OF TENDER

If you have previously made an election and wish to withdraw, please check the box below:

☐	I hereby instruct the Plan Admin to withdraw from the Offer to Purchase dated March 16, 2018 all Plan Shares in my Plan Account that I previously instructed the Plan Admin to tender on my behalf.

SUBMISSION OF THIS TENDER OFFER INSTRUCTION FORM

The speediest way to submit your instructions is via fax. However, if you prefer to do so, you may submit your written instructions by mailing this completed form promptly in the enclosed envelope.

Via Overnight Mail: Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021	Via Mail: Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011

Via Facsimile:

(617) 360-6810

YOUR INSTRUCTIONS, HOWEVER SUBMITTED, MUST BE RECEIVED NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON APRIL 11, 2018 (OR, IF THE TENDER OFFER IS EXTENDED, ON THE THIRD BUSINESS DAY PRIOR TO THE EXPIRATION OF THE TENDER OFFER, AS EXTENDED). IF YOUR INSTRUCTIONS ARE NOT RECEIVED BY THIS DEADLINE, YOUR SHARES WILL NOT BE TENDERED.

Signature	Date

Print Name	Daytime Phone Number